Exhibit 10.2

DESCRIPTION OF INDEPENDENT DIRECTOR COMPENSATION

Quintiles Transnational Holdings Inc. (the “Company”) has revised its director compensation policy, effective as of February 5, 2015, that is applicable to its independent directors (as defined under applicable law and in accordance with the rules and regulations of the New York Stock Exchange).

Under the revised independent director compensation policy, each independent director will receive an annual cash retainer of $65,000, paid quarterly, and meeting fees of $2,250 for attendance (either in person or via teleconference) at each meeting of the Board of Directors (the “Board”) and any Board committees on which he or she serves. The Company will also pay the chair of its Audit Committee an additional $25,000 annual retainer, paid quarterly, and pay those directors who serve as chairs of its other Board committees an additional $20,000 annual retainer, paid quarterly. The Company will also reimburse reasonable travel expenses and other out-of-pocket costs incurred in connection with attendance at Board and committee meetings by each of the independent directors.

Under the independent director compensation policy, each independent director is eligible to receive an initial equity grant upon joining the Board and an annual equity grant for continued service on the Board. Each grant will have an aggregate economic value of $200,000, with 75% of the grant value delivered in the form of stock options and 25% of the grant value delivered in the form of restricted stock units (subject to such limitations in value or grant size imposed by the Company’s 2013 Stock Incentive Plan). The initial grant will vest over three years and the annual grant will vest over one year.